Exhibit 99.1

                VaxGen Announces Changes to Management and Board
          Executives to Pursue Foundation for HIV Vaccine Development;
               Director Resigns After Accepting Position at Amgen

      BRISBANE, Calif. - January 20, 2004 - VaxGen, Inc. (Nasdaq: VXGN) announced today that three of its senior executives will be leaving the company to pursue the formation of a not-for-profit foundation for the advancement of HIV vaccine research and development. VaxGen was formed in 1995 to develop an HIV vaccine but has more recently shifted its focus to other biologic products, particularly biodefense vaccines.

      Donald P. Francis, M.D., D.Sc., president, and Phillip Berman, Ph.D., senior vice president of Research and Development, will leave the company as of February 1, 2004. Francis and Berman are also stepping down from the company's board of directors. Both will remain as consultants to the company.

      Carter A. Lee, senior vice president, Finance and Administration, will join Francis and Berman in pursuing the HIV vaccine foundation but will stay with VaxGen long enough to oversee the preparation of the company's 2003 financial statements and to provide an orderly transition for an incoming chief financial officer.

      A search for replacements for Berman and Lee is underway.

      "The departures of Don, Phil and Carter are in keeping with their commitments to develop an HIV vaccine and reflect the evolution of VaxGen from an HIV vaccine company to one with a broader product portfolio and focus," said Lance K. Gordon, Ph.D., chief executive officer. "All of them made significant contributions to VaxGen and leave the company with our blessing and hopes for continued success."

      Francis said: "Developing an effective HIV vaccine is an expensive and lengthy process fraught with immense scientific challenges. But given our experience with HIV and the lessons we have learned during the many years we have spent in vaccine development, Phil, Carter and I believe that we can make an important contribution to the field. Our goal is to form a not-for-profit foundation to fund the most promising HIV vaccine candidates for developing countries where the disease takes a disproportionate toll on human life."

      Separately, VaxGen announced that David W. Beier, a member of the company's board of directors since November 2001, has resigned. Beier was required to relinquish his position with VaxGen after recently accepting the position of senior vice president, Global Government Affairs, with Amgen, Inc. VaxGen is undertaking a search for his replacement.

      "David was a valuable member of our board and will be missed," Gordon said. "We wish him well in his new endeavor at Amgen."

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      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague. The company also is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. Although the company is continuing to conduct research on its HIV vaccine candidate, AIDSVAX(R), all such work is funded by government grants, and the company does not plan to undertake additional work on the vaccine unless it is funded by similar means.

For more information, please visit the company's web site at: www.vaxgen.com

Contact:
Lance Ignon
Vice President, Corporate Communications
(650) 624-1041